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FRANK & ROSEN
BY:  ALAN L. FRANK, ESQUIRE
IDENTIFICATION NO. AF5534
BY:  JILL S. BRODIE, ESQUIRE
IDENTIFICATION NO. JB6412
STEVEN N. PYSER, ESQUIRE
IDENTIFICATION NO. SP5953
EXECUTIVE MEWS, SUITE G-39
1930 EAST ROUTE 70
CHERRY HILL, NEW JERSEY  08003


                         UNITED STATES BANKRUPTCY COURT
                             DISTRICT OF NEW JERSEY

-------------------------
                           :
IN RE:                     :
                           :                 Chapter 11
US ONLINE, INC.            :
                           :                 Case No. 98-17909
                           :
                  Debtor   :
--------------------------


                  ORDER PURSUANT TO ss.ss. 363, 365 AND 105 OF
                       THE BANKRUPTCY CODE AUTHORIZING AND
                      APPROVING (i) SALE OF DEBTOR'S ASSETS
                      AND (ii) ASSUMPTION AND ASSIGNMENT OF
                    EXECUTORY CONTRACTS WITH RESPECT THERETO
                    ----------------------------------------


                  AND NOW, this 21 day of October, 1998, upon consideration of the notice of motion (the "Motion") of US Online, Inc., debtor and debtor in possession (the "Debtor"), for entry of an order, pursuant to ss.ss. 363(b) and
(f), 365 and 105(a) of Title 11, United States Code (the "Bankruptcy Code"), authorizing and approving (i) the sale of substantially all of the Debtors' Assets (as defined below) free and clear of all liens, claims and encumbrances (collectively, the "Encumbrances"), and (ii) the assumption and assignment of the Debtor's executory contracts with





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Teleport Communication Group, Inc. ("TCG") and Critical Path ("CP") (together, the "Executory Contracts"), copies of which are annexed hereto as Exhibits "A" and "B", respectively; and upon this Court's Order Granting Debtor's Motion to Approve Post-Petition Loan and Asset Purchase Bidding Procedures dated September 29, 1998; and upon the letter agreement between the Debtor and the Buyer dated October 1, 1998 previously filed with this Court on or about October 5, 1998, a copy of which is annexed hereto as Exhibit "C"; and upon the revised and supplemental notices with respect to the Motion dated October 14 and 16, 1998 and upon the limited objection of Darryl Forman; and the Court having considered the Motion and the record in these proceedings, and having heard testimony and received evidence in support of the relief requested of this Court at the hearings held on September 29 and October 20, 1998 (together, the "Hearing"); and the Court finding that notice of the Motion, the relief requested of this Court, and the Hearing was sufficient under the circumstances; and the Court having determined that the Debtor has provided all interested entities with a full and fair opportunity to bid on the Assets and, thus, that all offers for the Assets were subject to higher and better offers; and the Court having determined that the legal and factual bases set forth in the Motion and at the Hearing establish just cause and sound business justification for the relief granted in this Order;


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                  THE COURT MAKES THE FOLLOWING FINDINGS OF FACT AND
CONCLUSIONS OF LAW:
                                  Jurisdiction
                                  ------------

                  1. The Court has jurisdiction over the Motion and the relief afforded herein pursuant to 28 U.S.C. ss.ss. 157 and 1334. This proceeding is a core proceeding under 28 U.S.C. ss. 157(b)(2). Venue of this proceeding and the Motion is proper in this District pursuant to 28 U.S.C. ss.ss. 1408 and 1409. The statutory predicates for the relief requested in the Motion are ss.ss. 363, 365 and 105(a) of the Bankruptcy Code, as complemented by Rules 2002, 6004, 6006, 9007 and 9008 of the Federal Rules of Bankruptcy Procedure (the "Bankruptcy Rules").

                                     Notice
                                     ------

                  2. Due notice of the Motion and the Hearing has been given to all parties entitled thereto, as evidenced by the affidavits of service filed with the Court. Such notice constitutes appropriate and adequate notice to all parties in interest and complies with ss. 102(1) of the Bankruptcy Code and Bankruptcy Rules 2002, 6004, 6006, 9007 and 9008. No other or further notice of the Motion, the Hearing or the entry of this Order is necessary.

                  3. Under the circumstances, a reasonable opportunity to object or be heard regarding the relief requested of this Court has been afforded to all interested entities, including TCG and Critical Path, all known entities holding or asserting a security interest in or lien against any of the Assets, the Office of the United States Trustee, all those how have filed a notice of





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appearance in the Debtor's Chapter 11 case, and all of the Debtor's known creditors and equity security holders at their last known address.

                  4. The Debtor has provided all interested entities with a full and fair opportunity to bid on the Assets; thus, all offers for the Assets were subject to higher and better offers.

                    Miscellaneous Findings and Determinations
                    -----------------------------------------

                  5. The offer submitted by Frontline Communications Corp. (the "Buyer") in the sum of $566,000 is the highest and best offer for the Assets, and the purchase price constitutes full and adequate consideration and reasonably equivalent value for the Assets.

                  6. The Executory Contracts are in full force and effect, have not been rejected or terminated, and are not deemed rejected or terminated under ss. 365(d) of the Bankruptcy Code.

                  7. The Debtor's estate has title to the Assets and the Executory Contracts.

                  8. TCG (consistent with the letter acknowledgment annexed hereto as Exhibit "C") and CP have agreed to accept, and the respective cure amounts under the Executory Contracts pursuant to ss. 365 of the Bankruptcy Code are hereby fixed at, the sums of $160,000 and $1,000, respectively, to be paid to TCG from the Buyer's $566,000 offer and to CP by the Buyer on or before October 23, 1998, whereupon the Buyer, the Debtor and the estate shall have no further liability to such parties with respect to any defaults now extant.





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                             Justification for Sale
                             ----------------------

                  9. The Debtor has established sound business justification for the proposed sale of the Assets to the Buyer and for the assumption and assignment of the Executory Contracts to the Buyer. Such business justifications include, but are not limited to, the facts that (a) there is a risk of deterioration of the value of the Assets if the sale is not consummated quickly,
(b) the Buyer's offer constitutes the highest and best offer for the Assets because of its value per se and because it was subject to higher and better offers, (c) the Buyer's offer presents the best opportunity to realize value for the Assets and avoid any further decline and devaluation of such assets, (d) claims against the Debtor's estate will be minimized as a result of the prompt sale of the Assets and the assumption and assignment of the TCG Contract to the Buyer, and (e) the Buyer has provided adequate assurance of future performance under the Executory Contracts. After considering the circumstances described in the Motion, the Court has determined that the Buyer's offer for the Assets presents the best opportunity for the Debtor's estate to realize the highest distribution possible to all creditors. The sale process conducted by the Debtor was non-collusive, fair, reasonable, and conducted in good faith.

                  10. The Debtor may sell the Assets free and clear of all Encumbrances because, in accordance with ss. 363(f) of the Bankruptcy Code, the purchase price to be paid for the Assets exceeds the aggregate value of all Encumbrances against the Assets, the holders of interests in the Assets could be compelled, in a legal or




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equitable proceeding, to accept a money satisfaction of such interest, and the holders of interests in the Assets have consented to the proposed sale. Moreover, the Encumbrances will attach to the proceeds of the sale of the Assets consistent with the requirements of ss. 363(e) of the Bankruptcy Code.

                  11. The transactions contemplated by the Motion, as approved and implemented by this Order, are in compliance with and satisfy all applicable provisions of the Bankruptcy Code including, without limitation, ss.ss. 363(b),
(e), (f), and 365. The terms and conditions of the sale of the Assets and the other transactions approved by this Order are fair and reasonable. The sale of the Assets outside of a plan of reorganization is reasonable and appropriate under the circumstances and is a prerequisite of any Chapter 11 plan of the Debtor.

                  12. The sale of the Assets pursuant to the terms and conditions of the Buyer's offer is in the best interests of the Debtor, its estates, its creditors, and all parties in interest.

                                   Good Faith
                                   ----------

                  13. The Buyer's offer was proposed and accepted by the Debtor in good faith, at arms-length, and without collusion. The sale to the Buyer is a true third-party transaction, as the Buyer has no relationship to the Debtor, the Buyer is not an "insider" or "affiliate" of the Debtor (as each such terms are defined in the Bankruptcy Code), or as otherwise set forth in the record of the Hearing. Neither the Debtor nor the Buyer engaged in any conduct that would prevent the application of ss. 363(m) of the Bankruptcy Code or cause the application of ss. 363(n) of the Bankruptcy Code to





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this transaction. Consequently, the Buyer is a good faith purchaser for value pursuant to ss. 363(m) of the Bankruptcy Code and, as such, is entitled to the protections afforded thereby.

                  14. The Buyer will be acting in good faith within the meaning of ss. 363(m) of the Bankruptcy Code in closing the transactions contemplated hereby, including the assumption and assignment of the Executory Contracts.

                Assumption and Assignment of Executory Contracts
                ------------------------------------------------

                  15. The assumption of the Executory Contracts and the assignment of the Executory Contracts to the Buyer pursuant to the terms of this Order realizes fair value for the Debtor's estate, and is in the best interests of the Debtor, its creditors and its estate and represents the exercise of the Debtor's sound business judgment.

                  16. The Buyer has provided adequate assurance of its future performance within the meaning of ss.ss. 365(b)(1)(C) and 365(f)(2)(B) of the Bankruptcy Code with respect to the Executory Contracts.

                  17. Effective as of the closing date, the transfer of the Assets and the assumption and assignment of the Executory Contracts (a) will be legal, valid and effective transfers of property of the Debtor's estate to the Buyer, (b) will be valid assumption by the Debtor and assignment to the Buyer of the Executory Contracts; and (c) will vest the Buyer with all right, title, and interest of the Debtor in and to the Assets and the Executory Contracts free and clear of all Encumbrances under ss.ss. 363, 365, and 105(a) of the Bankruptcy Code.

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                  18. The transfer of the Assets and the assumption and
assignment of the Executory Contracts do not and will not subject the Buyer to any liability for claims against the Debtor by reason of such transfer under the laws of the United States, any state, territory or possession thereof or the District of Columbia applicable to such transactions.

                   Corporate Authority; Consents and Approvals
                   -------------------------------------------

                  19. The Debtor has full power and authority to execute and deliver all agreements and other documents necessary or appropriate to effectuate any of the transactions contemplated hereby, and the sale of the Assets by the Debtor has been duly and validly authorized by all necessary corporate power and authority necessary to consummate the transactions contemplated by hereby. No consents or approvals, other than this Order, are required for the Debtor to consummate such transactions.

                  BASED UPON THE FOREGOING, IT IS HEREBY ORDERED, ADJUDGED AND DECREED that

                  (a) The Motion be, and it hereby is, granted and approved in all respects. All objections to the Motion that were not withdrawn or settled on the record are overruled. The record and transcript of the Hearing, and all findings and determinations of this Court, are hereby incorporated herein. To the extent that the relief requested in the Motion has been modified, supplemented or amended, such modification, supplementation or amendment is granted and approved in all respects.


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                               Sale of the Assets
                               ------------------

                  (b) The Assets are hereby defined as, and such term as utilized in the Letter Agreement is hereby amended and clarified to mean, the following:

                           (i) All inventory and equipment owned by the Debtor
and located at its Philadelphia point of presence (the "Philly Superpop") and Mt. Laurel facility, including but not limited to two (2) bay switches, one (1) Cisco router, two (2) Astrocom CSU's, one (1) radius server, and one (1) Platypus computer with accompanying software;

                           (ii) All customers of the Debtor who may be billed
within the next twelve (12) months and who are grouped within the following pop locations: Blackwood, Browns Mills, Burlington, Garden City, Manhattan, White Plains, Philadelphia, Quakertown, New York, PA Superpop, and South Jersey Superpop locations;

                           (iii) The Debtor's interests in the Executory
Contracts;

                           (iv) A Cisco 4000 router; and

                           (v) All domain names owned by the Debtor, including
but not limited to, "USCom.Com".

                  (c) The Buyer's offer and each of its terms and conditions thereof are approved in their entirety. The sale of the Assets to the Buyer for the sum of $566,000 is hereby authorized under ss.ss. 363(b) and (f) of the Bankruptcy Code. The Debtor is hereby authorized at the closing to execute, deliver, and implement, all instruments and documents which may be reasonably necessary, convenient or desirable to implement the terms hereof,



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to perform the obligations and effectuate the transactions
contemplated hereby.

                  (d) Subject to the fulfillment of the terms and conditions of the Buyer's offer, at the closing, the Debtor will sell, transfer, assign and convey to the Buyer the Assets, including, without limitation, the Executory Contracts. The Debtor is authorized and empowered to deliver at the closing a bill of sale, assignment and other such documentation that may be necessary or reasonably requested by the Buyer to evidence the transfers contemplated by this Order.

                  (e) Pursuant to ss.ss. 363(b), (f), 365 and 105 (a) of the Bankruptcy Code, on the closing date, the Assets and all of Debtor's right, title, and interest therein shall be transferred to the Buyer and shall be free and clear of all Encumbrances. All such Encumbrances will be released, terminated, and discharged as to the Assets with all such Encumbrances attaching to the proceeds of the sale of the Assets, in the order of their priority, with the same validity, force, and effect which they now have against the Assets.

                  (f) The proceeds derived from the sale of the Assets shall be held in escrow at interest by the Debtor's counsel, Frank & Rosen, pending further order(s) of this Court as to how such proceeds shall be distributed.

                  (g) All persons and entities holding Encumbrances of any kind and nature with respect to the Assets are hereby forever barred and permanently enjoined from asserting such Encumbrances of

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any kind and nature against the Assets or the Buyer or its
successors, assigns, or affiliates.

              Assumption and Assignment of the Executory Contracts
              ----------------------------------------------------

                  (h) The Debtor is hereby authorized in accordance with ss. 365(b) and (f) of the Bankruptcy Code at the Closing to (a) assume and assign to the Buyer the Executory Contracts and (b) execute and deliver to the Buyer such documents or other instruments as may be necessary to assign and transfer the Executory Contracts.

                  (i) The Buyer has provided adequate assurance of its future performance within the meaning of ss.ss. 365(b)(1)(C) and 365(f)(2)(B) of the Bankruptcy Code with respect to the Executory Contracts.

                  (j) The Debtor shall file its motion for authority to reject its remaining unexpired leases or executory contracts (with the effective date of rejection of November 15, 1998, except as set forth in the next decretal paragraph), on or before October 30, 1998, and a hearing thereon shall be held before this Court on November 23, 1998 at 10 a.m. The Buyer shall be obligated for the Debtor's usual charges thereunder for the period from the date of the closing through and including November 15, 1998 with no further liability thereon.

                  (k) With respect to the Debtor's unexpired leases and executory contracts with (i) USPP, Inc. (for the lease of Suite F and the computer room in Suite E at 135 Gaither Drive, Mt. Laurel, New Jersey), (ii) Karmish Investment Group, Inc. (for the telephone system), and (iii) Colonial Pacific (for office furniture, account




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number 308143003), the effective date of the rejection shall be November 30,
1998, and the Buyer shall be obligated for the Debtor's usual charges thereunder for the period from the date of the closing through and including November 30, 1998, with no further liability therefor.

                                Release of Liens
                                ----------------

                  (l) This Order is and shall be effective as a determination that, on the closing, all Encumbrances existing prior to the closing have been and hereby are unconditionally released and terminated as to the Buyer and the Assets. Each and every federal, state, and local governmental agency or department is hereby directed to accept for filing or recording this Order and any and all documents and instruments necessary and appropriate to consummate the transactions contemplated hereby.

                  (m) Upon the reasonable request of the Buyer after the closing date, each of the Debtor's creditors shall execute and deliver to the Buyer releases of all Encumbrances against the Assets, if any, as such Encumbrances may have been recorded or may otherwise exist. If any person or entity that has filed financing statements or other documents or agreements evidencing Encumbrances against the Assets has not delivered to the Buyer prior to the closing, in proper form for filing and executed by the appropriate parties, termination statements, instruments of satisfaction, or releases of all Encumbrances that such person or entity has with respect to the Assets, the Buyer is authorized and directed to execute and file such statements, instruments, releases and other





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documents on behalf of such person or entity with respect to the
Assets.

                            Section 1146(c) Exemption
                            -------------------------

                  (n) In accordance with ss.ss. 1146(c) and 105(a) of the Bankruptcy Code, the transfer of the Assets to the Buyer and the making, execution, delivery or recordation of any deed, termination or modification of any lease or other instrument of transfer or assignment executed in connection with any of the transactions contemplated hereby is exempt from and not subject to (i) taxation under any federal, state or local law imposing a sales, transfer, recording, stamp or similar tax, or (ii) any state or local filing or notice requirements related to bulk transfers or bulk sales.

                                  Jurisdiction
                                  ------------

                  (o) This Court has and retains exclusive jurisdiction to implement and enforce the terms and provisions of this Order, including, without limitation, any disputes or controversies relating thereto or with respect to the sale, the proceeds of sale, the transfer or assignment and delivery of the Assets to the Buyer and the Buyer's peaceful use and enjoyment thereof after the closing, regardless of whether a plan of reorganization or liquidation has been confirmed in these cases and irrespective of the provisions of any such plan or order confirming such plan.





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                                  Miscellaneous
                                  -------------

                  (p) Except as may be expressly provided for herein, the Buyer shall not be deemed to assume or be liable for any of the liabilities or obligations of the Debtor or any of its affiliates, officers, directors or shareholders, of any kind or nature, whether presently in existence or arising hereafter.

                  (q) On an interim basis, the Buyer will allow the Debtor to keep its equipment at the Philly Superpop without charge, provided, however, that the Debtor maintains insurance therefor.

                  (r) The terms and provisions of this Order are binding in all respects upon the Debtor, its present and former employees, officers, directors and shareholders, its creditors, any entities that received notice of the Motion and the Hearing, any affected third parties and other parties in interest, any persons asserting a claim against or an interest in the Debtor's estate or to any of the Assets sold, conveyed and assigned under this Order, the Buyer, TCG, and all the aforementioned parties' successors or assigns.

                  (s) This Order is a final order and enforceable upon entry. To the extent necessary under Bankruptcy Rules 5003, 9014, 9021 and 9022, this Court expressly finds that there is no just reason for delay in the implementation of this Order and expressly directs entry of this Order.

                  (t) Under ss. 363(m) of the Bankruptcy Code, the reversal or modification of this Order on appeal will not affect the validity of the transfer of the Assets to the Buyer and the assumption and assignment of the Executory Contracts, as well as





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the transactions contemplated or authorized by this Order, unless the same is stayed pending appeal prior to the Closing of the transactions authorized by this Order.

Dated:    October 21, 1998



                                          BY THE COURT:


                                          -----------------------------------
                                          JUDITH H. WIZMUR
                                          UNITED STATES BANKRUPTCY JUDGE






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